UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

EASTMAN KODAK COMPANY
(Exact name of registrant as specified in its charter)

NEW JERSEY	1-87	16-0417150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

343 STATE STREET, ROCHESTER, NEW YORK 14650 (Address of principal executive offices) (Zip Code)

Timothy Smith, 585-724-4000

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

  XRule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 – Conflict Minerals Disclosure

Item 1.01            Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure:

The Conflict Minerals Report for the period from January 1 to December 31, 2015 is filed herewith as Exhibit 1.01 and is publicly available through Kodak’s investor center under the “About Kodak” tab on its website at www.kodak.com.

Item 1.02            Exhibit

The Conflict Minerals Report for the period from January 1 to December 31, 2015 is filed herewith as Exhibit 1.01

Section 2 – Exhibits

Item 2.01            Exhibits

Exhibit 1.01 Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

EASTMAN KODAK COMPANY

By:  /s/ Sharon E. Underberg                                                                                                  May 31, 2016
Sharon E. Underberg,                                                                                                                 (Date)
General Counsel, Secretary, and Senior Vice President